Company Contact:	Investor Relations Contact:
Ms. Wenbin Zhu, Chief Financial Officer	CCG Investor Relations
China SHESAYS Medical Cosmetology Inc.
Tel: +86-135-1816-1269	Crocker Coulson, President
E-mail: zwb10305@126.com	Tel: +1-646-213-1915
Web Site: www.xichan.cn	E-mail: crocker.coulson@ccgir.com

Linda Salo, Senior Financial Writer
Tel: +1-646-922-0894
E-mail: linda.salo@ccgir.com

Web Site: http://www.ccgir.com

China SHESAYS Introduces Sirona’s CEREC AC Dental Restoration Robot

CHENGDU, China, Dec. 27, 2010 /PRNewswire-Asia-FirstCall/ -- China SHESAYS Medical Cosmetology Inc. (OTC Bulletin Board: CSAY) ("China SHESAYS" or the "Company"), which operates a network of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province, China, today announced that it has recently introduced the CEREC AC porcelain teeth 3D restoration robot at its flagship hospital in Chengdu, becoming the first medical cosmetology company in China to utilize this cutting-edge dental instrument for its cosmetic dentistry procedures .

The CEREC AC robot, a dental restoration system primarily used for making porcelain prosthetic teeth, was first introduced to the Chinese market by Sirona Dental Systems GmbH ("Sirona") in November 2010 at the 14th International Dental Instrument Exhibition in Shanghai. The CEREC AC robot, which leverages the CEREC Bluecam technology, captures highly detailed images of dental conditions using a powerful blue light emitting diode. The equipment provides rapid, easy imaging results in a quantum leap in dental precision, reliability and efficiency as compared to traditional procedures.

The robot is expected to change the existing operating model for dental restoration by eliminating processors off the value chain and building the bridge for direct communication between customers and hospitals. As such, the robot eliminates any inconvenience from lack of communication between processors and customers, as well as the high frequency of return work due to mismatched sizes or inappropriate occlusion of teeth that may occur under traditional procedures. The robot is best known for its capability to significantly shorten the time for making a porcelain tooth from one week to an hour. The Company expects the robot to help add approximately 100 customers for dental restoration in a year.

China SHESAYS invested approximately $181,000 for the CEREC AC robot. With the cost of restoring a porcelain tooth ranging from approximately $300 to $900, and the number of porcelain teeth a typical customer will restore ranging from 8 to 16, the Company estimates that the revenue per patient on average is approximately $6,000.

"Sirona is delighted to share its most advanced technology first with China SHESAYS, because Chengdu, where the Company is based, is a fashion-conscious city with great consumer demand for cosmetic dentistry. Moreover, China SHESAYS, a representative of local medical cosmetology institutions, possesses unique brand equity due to its readiness to invest in high-technology equipment," said Mr. Henning Mueller, Sirona's President of China. "Sirona was founded in 1997 as a result of a private equity buyout of the former dental division of Siemens AG."

"We are excited about the prospects of the CEREC AC robot in terms of bringing novel dental treatment experiences for our customers," said Yixiang Zhang, Chairman and Chief Executive Officer of China SHESAYS. "Instead of waiting for a week for permanent prosthetic teeth while having to use uncomfortable replacement prosthetics during the interim period, customers are offered a significantly more convenient alternative. As customers can actually witness the prosthetic tooth preparation process while they are in our hospital, we believe this level of transparency and efficiency will attract a broad clientele. In the future, we are committed to continuously improving all aspects of our customer service experiences as we strongly believe this is our key differentiator from our competitors."

"The introduction of the CEREC AC robot is also expected to significantly enhance our technological advantage in cosmetic dentistry, and further enhance the brand equity for our hospital. Our cooperation with Sirona, dubbed as the world's largest manufacturer of dental equipment, represents a significant milestone in achieving our leadership in medical equipment applications in China," added Mr. Zhang.

About China SHESAYS Medical Cosmetology Inc.

China SHESAYS, founded in 2005, operates a chain of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province. The Company has a full range of services including cosmetic surgery, cosmetic dermatology, cosmetic dentistry and cosmetic Traditional Chinese Medicine ("TCM"). Headquartered in Chengdu, China, China SHESAYS has become one of the fastest growing cosmetology businesses in China and it is one of the most renowned cosmetology hospital chains in Sichuan province. Currently, the Company sees more than 20,000 patients each year. For more information about the Company, contact CCG Investor Relations or visit the Company's website at www.xichan.cn.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward looking statements are based upon the current plans, estimates and projections the Company's management and are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the forward looking statements. Such statements include, but are not limited to, those concerning our market and industry segment growth and penetration and demand, and the acceptance of our cosmetic services and products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China, as well as all assumptions, expectations, hopes, beliefs, predictions, and intentions about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, general economic conditions; geopolitical events and regulatory changes, availability of capital, the Company's ability to maintain its competitive position as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. China SHESAYS does not assume any obligation to update the forward-looking information contained in this press release.

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